Exhibit 10.14

PREMIER, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

AMENDMENT 2013-1

WHEREAS, Premier Health Services, Inc., (f/k/a Premier, Inc.) a Delaware company (the “Company”), adopted the Premier, Inc. Annual Incentive Compensation Plan, effective July 1, 1996, for the benefit of selected employees of the Company and its affiliates, subsidiaries, and managed entities which the Company permits to participate in the Plan;

WHEREAS, the Company has amended and restate the Plan, most recently effective September 1, 2003;

WHEREAS, the Compensation Committee of the Company (the “Committee”) may amend the Plan;

WHEREAS, the Committee wishes to amend the Plan to conform the definition of “Change in Control” used in the Plan with the definition found in the Premier, Inc. 2013 Equity Incentive Plan;

WHEREAS, the Committee wishes to amend the Plan, contingent upon Premier, Inc.’s (“Premier”) successful completion of the contemplated initial public offering, to reflect the adoption a new compensation recoupment policy; and

WHEREAS, the Committee has determined that it is in the best interest of the Premier, the Company and their affiliates to amend the Plan to make certain technical updates to clarify the Company’s intention that the Plan be construed and operated in a manner such that it is exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), but to also provide a Code Section 409A “savings clause” in the event any amounts payable under the Plan are determined to be nonqualified deferred compensation within the meaning of Code Section 409A.

NOW, THEREFORE, the Plan is amended, effective August 16, 2013, to provide as follows:

1.  Section 2.1(c) of the Plan is hereby deleted in its entirety and replaced as follows:

“(c)                            “Change in Control” shall have the meaning set forth in Section 13.3 (or subsequent applicable sections, if and as later amended) of the Premier, Inc. 2013 Equity Incentive Plan, as it may be established, modified, changed or replaced from time to time.”

2.  A new Section 8A.6 is added to the Plan as follows:

“Section 8A.6                    Replacement Compensation Recoupment Policy.

Notwithstanding the foregoing provisions in this Section 8A and contingent upon the successful completion of the contemplated reorganization pursuant to which Premier Healthcare Solutions, Inc. (f/k/a Premier, Inc.) and Premier Purchasing Partners, L.P. would become direct or indirect subsidiaries of Premier, Inc. (“New Premier”) and New Premier will engage in an initial public offering of Class A Common Stock (the reorganization and initial public offer for which is collectively referred to herein as the “Reorganization”), the following provisions shall replace Sections 8A.1 through 8A.5.

Effective as of the Reorganization, a Participant’s eligibility to participate in, receive Awards under, and rights to payment pursuant to this Plan is conditioned upon the Participant’s being subject any compensation recovery policy that may be adopted from time to time by New Premier or any subsidiary of New Premier (a “Recoupment Policy”) and all amounts payable pursuant to this Plan shall be subject to the Recoupment Policy.”

3.  A new Section 11.12 is hereby added to the Plan as follows:

“11.12  Code Section 409A.

(a)                                 The Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the rules, regulations and other guidance promulgated thereunder (“Code Section 409A”) and shall be construed and interpreted in such a manner consistent with said intent.

(b)                                 Notwithstanding the foregoing, in the event any portion of the Plan is determined to involve the deferral of compensation or the payment of “nonqualified deferred compensation” (as such term is described in Code Section 409A), such portion of the Plan shall be interpreted to comply with Code Section 409A, and each provision that conflicts with such requirements shall be neither valid nor enforceable.  The Committee may amend any such portion of the Plan determined to be subject to the requirements of Code Section 409A to the extent required to comply with Code Section 409A, as the Committee may determine to be necessary or appropriate.

(c)                                  The following provisions shall apply upon a “separation from service” (as defined by Code Section 409A) on or after the date that any stock of the Company (or its parent) becomes publicly traded on an established securities market or otherwise.  If the Participant is deemed on the date of such a separation from service to be a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company (or its parent) from time to time, or if none, the default methodology and procedure specified under Code Section 409A), then any amounts that are considered “nonqualified deferred compensation” (within the meaning of that term under Code Section 409A) payable as a result of the Participant’s separation from service shall not be paid prior to the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such separation from service of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.  In determining whether a Participant is subject to the delay hereinabove described, the transitional rules of Treasury Regulation § 1.409A-1(i)(6) shall be applied.”

IN WITNESS WHEREOF, the Compensation Committee of the Company has authorized the execution of this Amendment 2013-1 to the Plan this 16th day of August, 2013.

/s/ Robin Bernstein
For the Compensation Committee